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FOR IMMEDIATE RELEASE
LHC GROUP DIVESTS MORGAN CITY LONG TERM ACUTE HOSPITAL
LAFAYETTE, LA, March 13, 2006 — LHC Group, Inc., a provider of post-acute healthcare services primarily in rural markets in the southern United States (NASDAQ: LHCG), announced today that it has signed definitive agreements to sell its 15-bed long-term acute hospital (LTACH) located in Morgan City, Louisiana to Gulf States Health Services, a Baton Rouge based provider. The agreed price was not disclosed.
Keith G. Myers, president and CEO of LHC Group, said, “Our business plan focuses on aggressive growth in the home health segment, and this sale will provide us with additional financial resources to execute that plan. While this sale makes business sense for our company, I feel some regret at parting ways with the fantastic staff who have served our patients so well in Morgan City. Just as our acquisition strategy includes selecting companies that fit our culture of caring, and we made sure that our staff in Morgan City will be joining a company with the same core values of helping people. I know our staff will find themselves right at home with Gulf States, and I thank them for their incredible dedication and commitment.”
Gregory Walker, Gulf States’ CEO, commented, “We are very pleased to make this acquisition which brings our total number of hospitals to thirteen. We are especially pleased to add the LHC Group staff of the facility to our team. Our mission is to provide services and build relationships that contribute to, and improve the quality of life of those we touch, and we know they will help us in that mission as they have done for LHC Group.”
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s 10Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission.